UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934

                                PROFFITT'S, INC.
                                (Name of Issuer)

                          Common Stock, par value $0.10
                         (Title of Class of Securities)

                                  742925100000
                                 (CUSIP Number)

                                 Karen C. Manson
                                    Secretary


                            Lehman Brothers Holdings
                                  Inc. 3 World
                             Financial Center, 24th
                            Floor New York, NY 10285
                                 (212) 526-1936
            (Name, Address and Telephone Number of Person Authorized to
                       Receive Notice and Communications)

                                December 31, 1996

             (Date of Event which required Filing of This Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7). NOT APPLICABLE.

CUSIP No.
742925100000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Lehman Brothers Holdings Inc.
     13-3216325


2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [X]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      917,576

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     917,576

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
        917,576

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
      4.4%

14) Type of Reporting Person
      HC/CO




After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1996


LEHMAN BROTHERS HOLDINGS INC.
By:  /s/ Karen C. Manson
         -------------------
Name:  Karen C. Manson
Title:    Vice President and
          Secretary

CUSIP No.
742925100000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Lehman Brothers Inc.
     13-2518466


2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [X]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      692,209

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     692,209

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
       692,209

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
      3.35%

14) Type of Reporting Person
      BD/CO

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1996


LEHMAN BROTHERS INC.
By:  /s/ Karen C. Manson
         -------------------
Name:  Karen C. Manson
Title:     Senior Vice President and
           Secretary

CUSIP No.
742925100000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     LB I Group Inc.
     13-2741778


2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [X]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
      Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      692,209

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     692,209

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
       692,209

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
      3.35%

14) Type of Reporting Person
      HC/CO

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1996


LB I GROUP INC.
By:  /s/ Karen C. Manson
         -------------------
Name:  Karen C. Manson
Title:    Secretary

CUSIP No.
742925100000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Lehman Brothers Offshore Partners Ltd.




2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [X]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
      Bermuda

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      360,432

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     360,432

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
       360,432

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
      1.74%

14) Type of Reporting Person
      CO

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1996


LEHMAN BROTHERS OFFSHORE PARTNERS LTD.
By:  /s/ Karen C. Manson
         -------------------
Name:     Karen C. Manson
Title:    Authorized Signer

CUSIP No.
742925100000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Lehman Brothers Merchant Banking Portfolio Partnership LP


2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [X]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
     Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      331,777

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     331,777

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
       331,777

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
      1.61%

14) Type of Reporting Person
      PN

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1996


LEHMAN BROTHERS MERCHANT BANKING
PORTFOLIO PARTNERSHIP LP
By:  /s/ Karen C. Manson
         -------------------
Name:     Karen C. Manson
Title:    Authorized Signer

CUSIP No.
742925100000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Lehman Brothers Offshore Investment Partnership LP




2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [X]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
     Bermuda

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      89,572

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     89,572

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
       89,572

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
      .43%

14) Type of Reporting Person
      PN

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1996


LEHMAN BROTHERS
OFFSHORE INVESTMENT PARTNERSHIP LP
By:  /s/ Karen C. Manson
         -------------------
Name:      Karen C. Manson
Title:    Authorized Signer

CUSIP No.
742925100000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Lehman Brothers Offshore Investment Partnership - Japan LP




2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [X]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
     Bermuda

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      270,860

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     270,860

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
       270,860

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
      1.31%

14) Type of Reporting Person
      PN

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1996


LEHMAN BROTHERS
OFFSHORE INVESTMENT PARTNERSHIP - JAPAN LP
By:  /s/ Karen C. Manson
         -------------------
Name:  Karen C. Manson
Title:    Authorized Signer

CUSIP No.
742925100000

1)  Names of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Lehman Brothers Capital Partners II
LP



2)  Check the Appropriate box if a Member of a Group (see instructions)

     (a)  [X]
     (b)  [  ]


3)  SEC Use Only


4)  Source of Funds (see instructions)
     OO

5) Check Box if Disclosure of Legal Proceedings is Requires
     Pursuant to Items 2(d) or 2(E)
     [ ]

6)  Citizenship or Place of Organization
     Delaware

     Number of Shares Beneficially Owned by Each Reporting Person With:

7)  Sole Voting Power
      225,367

8)  Shared Voting Power
      -0-

9)  Sole Dispositive Power
     225,367

10)  Shared Dispositive Power
       -0-

11)  Aggregate Amount Beneficially Owned by Each Reporting Person
       225,367

12) Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      [ ]

13) Percent of Class Represented by Amount in Row 9
      1.09%

14) Type of Reporting Person
      PN

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 31, 1996


LEHMAN BROTHERS CAPITAL PARTNERS II LP
By:  /s/ Karen C. Manson
         -------------------
Name:  Karen C. Manson
Title:    Authorized Signer

Schedule 13D

Item 1.  Security and Issuer

                  This statement relates to the Common Stock, par value $0.10 (the "Common Stock"), of Proffitt's, Inc., a Tennessee corporation ("Proffitt's"). The address of the principal executive offices of Proffitt's is P.O. Box 9388, Alcoa, TN 37701.

Item 2.  Identity and Background

             This statement is filed on behalf of the following entities:

             Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), 3 World Financial Center
             200 Vesey Street
             New York, NY 10285

             Holdings through its domestic and foreign subsidiaries is a full-line securities firm. Holdings is the General Partner of Lehman Brothers Capital Partners II LP and parent of Lehman Brothers Inc.


                  Lehman Brothers Inc., a Delaware corporation ("LBI"), 3 World Financial Center
                  200 Vesey Street
                  New York, NY 10285

                  LBI, a wholly owned subsidiary of Holdings, is a broker-dealer and the parent of LB I Group Inc.


                  LB I Group Inc., a Delaware corporation, ("LB I Group"), 3 World Financial Center 200 Vesey Street
                  New York, NY 10285

                  LB I Group, a wholly owned subsidiary of LBI, is the General Partner of Lehman Brothers Merchant Banking Portfolio
                  Partnership LP and parent of   Lehman Brothers
                  Offshore Partners Ltd.

                  Lehman Brothers Offshore Partners Ltd., a Bermuda corporation ("LB Offshore Partners"),
                  Clarendon House
                  Church Street
                  P.O. Box HM66
                  Hamilton, Bermuda HM CX

                  Lehman Brothers Offshore Partners is a wholly owned subsidiary of LB I Group and is the General Partner of two partnerships, Lehman Brothers Offshore Investment Partnership LP and Lehman Brothers Offshore Investment Partnership - Japan LP.


                  Lehman Brothers Merchant Banking Portfolio Partnership LP ("LB Merchant Banking")
                  3 World Financial Center
                  200 Vesey Street
                  New York, NY 10285

                  LB Merchant Banking is a limited partnership.


                  Lehman Brothers Offshore Investment Partnership LP ("LB Offshore Investment")
                  Clarendon House, Church Street
                  P.O. Box HM66
                  Hamilton, Bermuda HM CX

                  LB Offshore Investment is a limited partnership.


                  Lehman Brothers Offshore Investment Partnership - Japan LP ("LB Offshore Japan")
                  Clarendon House, Church Street
                  P.O. Box HM66
                  Hamilton, Bermuda HM CX

                  LB Offshore Japan is a limited partnership.


                  Lehman Brothers Capital Partners II, LP
                  ("LB Capital Partners")
                  3 World Financial Center
                  200 Vesey Street
                  New York, NY 10285

                  LB Capital Partners is a limited partnership.

                  LB Merchant Banking, LB Offshore Investment, LB Offshore Japan and LB Capital Partners are herein called the "Investment Partnerships".

                  The names, residence or business addresses, citizenships and present principal occupations or employment of the senio executive officers and directors of the Reporting Persons are set forth in Appendix A hereto.

                  None of Reporting Persons, nor to the best knowledge of the Reporting Persons, any of the persons listed in Appendix A hereto, has during the last five years, except as set forth in Appendix B attached hereto and incorporated herein by reference, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
                  (ii) been party to a civil  proceeding  of  a  judicial  or
                  administrative   body  of  a  competent jurisdiction and as a
                  result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source of Funds or Other Consideration

                  No Change

Item 4.  Purpose of Transaction

                  No Change

Item 5.  Interest in Securities of the Issuer

                  (a) The Investment Partnerships own 917,576 (4.4%) shares of the common stock of Proffitt's. Of such amount, 331,777 (1.61%) shares are directly held by LB Merchant Banking, 89,572 (.43%) shares are directly held by LB Offshore Partnership, 270,860 (1.31%) shares are directly held by LB Offshore Japan and 225,367 (1.09%) shares are directly held by LB Capital Partners.

                  The General Partners and Parents of the Investment Partnerships are deemed to beneficially own the Proffitt's shares held by the Investment Partnerships.

                  (b)      No Change

                  (c) Purchases and sales by LBI of shares of common stock of Proffitt's effected during the past 60 days are shown on Appendix C, attached hereto and incorporated herein by reference.

                  (d)      No Change

                  (e) This statement is being filed to report that as of December 31, 1996, The Reporting Persons have ceased to be the beneficial owner of more than 5% of the class of securities covered by this report.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  No Change


Item 7.     Material to be Filed as Exhibits.

                  No Change

                                                          APPENDIX A

                          LEHMAN BROTHERS HOLDINGS INC.

                               BOARD OF DIRECTORS



NAME / TITLE                                        BUSINESS ADDRESS

Michael L. Ainslie                           Lehman Brothers Holdings Inc.
Private Investor and former                     3 World Financial Center
President and Chief Executive                   New York, New York 10285
Officer of Sotheby's Holdings

John F. Akers                                Lehman Brothers Holdings Inc.
Retired Chairman of                             3 World Financial Center
International Business Machines                 New York, New York 10285
Corporation

Roger S. Berlind                             Lehman Brothers Holdings Inc.
Theatrical Producer                             3 World Financial Center
                                              New York, New York 10285

Thomas H. Cruikshank                         Lehman Brothers Holdings Inc.
Retired Chairman and Chief                      3 World Financial Center
Executive Officer of Halliburton                 New York, New York 10285
Company

Richard S. Fuld, Jr.                           Lehman Brothers Holdings Inc.
Chairman and Chief Executive                     3 World Financial Center
Officer of                                          New York, NY 10285
Lehman Brothers Holdings Inc.

Katsumi Funaki*                                Lehman Brothers Holdings Inc.
Senior General Manager of                        3 World Financial Center
International Business of the                       New York, NY 10285
Finance and Investment Planning
Office of Nippon Life

Henry Kaufman                                  Lehman Brothers Holdings Inc.
President of Henry Kaufman &                     3 World Financial Center
Company, Inc.                                       New York, NY 10285

John D. Macomber                               Lehman Brothers Holdings Inc.
Principal of JDM Investment Group                3 World Financial Center
                                                    New York, NY 10285

Dina Merrill                                   Lehman Brothers Holdings Inc.
Actress and Director and Vice                    3 World Financial Center
Chairman of RKO Pictures, Inc.                     New York, NY 10285

Masataka Shimasaki*                          Lehman Brothers Holdings Inc.
Director and General Manager for                3 World Financial Center
the Americas of Nippon Life                        New York, NY 10285



                          LEHMAN BROTHERS HOLDINGS INC.

                               EXECUTIVE OFFICERS


NAME / TITLE                                          BUSINESS ADDRESS

Richard S. Fuld, Jr.                             Lehman Brothers Holdings Inc.
Chairman and Chief Executive Officer               3 World Financial Center
of Lehman Brothers Holdings Inc.                      New York, NY 10285


Jeremiah M. Callaghan                          Lehman Brothers Holdings Inc.
Chief of Operations and Technology                3 World Financial Center
                                                     New York, NY 10285

John L. Cecil
Chief Administrative Officer                   Lehman Brothers Holdings Inc.
                                                  3 World Financial Center
                                                     New York, NY 10285

Thomas A. Russo                                Lehman Brothers Holdings Inc.
Chief Legal Officer                               3 World Financial Center
                                                     New York, NY 10285

Charles B. Hintz                               Lehman Brothers Holdings Inc.
Chief Financial Officer                           3 World Financial Center
                                                     New York, NY 10285

-----
All above individuals are citizens of the United States except those individuals with an * who are citizens of Japan.

                              LEHMAN BROTHERS INC.

                               BOARD OF DIRECTORS



NAME                                                BUSINESS ADDRESS

Roger S. Berlind                                  Lehman Brothers Inc.
Theatrical Producer                             3 World Financial Center
                                                  New York, New York 10285

Philip Caldwell                                   Lehman Brothers Inc.
Senior Managing Director                        3 World Financial Center
                                                  New York, New York 10285

Howard L. Clark, Jr.                              Lehman Brothers Inc.
Vice Chairman                                   3 World Financial Center
                                                  New York, New York 10285

Frederick Frank                                   Lehman Brothers Inc.
Vice Chairman                                   3 World Financial Center
                                                 New York, New York 10285

Richard S. Fuld, Jr.                               Lehman Brothers Inc.
Chairman and Chief Executive                     3 World Financial Center
Officer of Lehman Brothers Holdings                 New York, NY 10285
Inc.


Charles B. Hintz                                   Lehman Brothers Inc.
Chief Financial Officer                          3 World Financial Center
                                                    New York, NY 10285

Bruce R. Lakefield                                 Lehman Brothers Inc.
Director of Lehman Brothers Inc.                 3 World Financial Center
                                                    New York, NY 10285


Sherman R. Lewis, Jr.                              Lehman Brothers Inc.
Vice Chairman                                    3 World Financial Center
                                                    New York, NY 10285


Mel A. Shaftel                                     Lehman Brothers Inc.
Vice Chairman                                    3 World Financial Center
                                                    New York, NY 10285

-----
Above individuals are citizens of the United States.

                              LEHMAN BROTHERS INC.

                               EXECUTIVE OFFICERS


NAME / TITLE                                          BUSINESS ADDRESS

Richard S. Fuld, Jr.                             Lehman Brothers Holdings Inc.
Chairman and Chief Executive Officer               3 World Financial Center
of Lehman Brothers Holdings Inc.                      New York, NY 10285

Jeremiah M. Callaghan                          Lehman Brothers Holdings Inc.
Chief of Operations and Technology                3 World Financial Center
                                                     New York, NY 10285

John L. Cecil                                       Lehman Brothers Inc.
Chief Administrative Officer                      3 World Financial Center
                                                     New York, NY 10285

Charles B. Hintz                                    Lehman Brothers Inc.
Chief Financial Officer                           3 World Financial Center
                                                     New York, NY 10285

Thomas A. Russo                                     Lehman Brothers Inc.
Chief Legal Officer                               3 World Financial Center
                                                     New York, NY 10285

-----
Above individuals are citizens of the United States.

                                 LB I GROUP INC.

                               BOARD OF DIRECTORS


NAME                                                  BUSINESS ADDRESS

Eliot Fried                                         Lehman Brothers Inc.
Director                                          3 World Financial Center
                                                     New York, NY 10285

David Goldfarb                                      Lehman Brothers Inc.
Director                                          3 World Financial Center
                                                     New York, NY 10285

Allan S. Kaplan                                     Lehman Brothers Inc.
Director                                          3 World Financial Center
                                                     New York, NY 10285


-----
Above individuals are citizens of the United States.



                     LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

                               BOARD OF DIRECTORS


NAME                                                  BUSINESS ADDRESS

Ludovico Del Balzo                                     One Broadgate
Director and Vice President                               EC2M 78A
                                                           London

Peter R. Sherratt                                      One Broadgate
Director                                                  EC2M 78A
                                                           London

David Smith                                            One Broadgate
Director                                                  EC2M 78A
                                                           London

Nicholas Trollope                                      One Broadgate
Director and President                                    EC2M 78A
                                                           London


-----
Above individuals are residents of the United Kingdom.

                                                               APPENDIX B

Fulco v. Continental Cablevision. This civil action was brought in the United States District Court for the District of Massachusetts alleging a violation of Rule 10b(5) for a material omission in the disclosure documents related to a 1989 partnership roll-up in which Shearson Lehman Brothers rendered a fairness opinion. The jury rendered a verdict in 1993 jointly against Shearson Lehman Brothers and Continental Cablevision, the issuer, for a total of $4.6 million. The case was settled shortly thereafter.

                                                    APPENDIX C

                       PURCHASE AND SALES OF COMMON STOCK
                                  BY LEHMAN BROTHERS INC.
                                       WITHIN 60 DAYS
                                      PROFFITT'S INC.

TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD       PRICE PER SHARE

 12/09/96          1,000.0000               0.0000                    40.0000
                   1,000.0000               0.0000                    40.0000
                   1,000.0000               0.0000                    40.0000

 12/10/96          0.0000                   300.0000                  40.0625
                   0.0000                   500.0000                  40.0625
                   0.0000                   1,000.0000                40.0000
                   0.0000                   300.0000                  40.0625
                   0.0000                   500.0000                  40.0625
                   0.0000                   1,000.0000                40.0000
                   0.0000                   300.0000                  40.0625
                   0.0000                   500.0000                  40.0625
                   0.0000                   1,000.0000                40.0000

 12/11/96          1,000.0000               0.0000                    39.5000
                   0.0000                   1,000.0000                39.7500
                   1,000.0000               0.0000                    39.5000
                   0.0000                   1,000.0000                39.7500
                   1,000.0000               0.0000                    39.5000
                   0.0000                   1,000.0000                39.7500

 12/12/96          1,200.0000               0.0000                    40.0000
                   3,100.0000               0.0000                    40.0000
                   3,100.0000               0.0000                    40.0000
                   4,500.0000               0.0000                    40.0000
                   0.0000                   2,000.0000                40.1250
                   0.0000                   2,000.0000                40.1250
                   0.0000                   3,000.0000                40.1250
                   0.0000                   3,000.0000                40.1250
                   0.0000                   3,000.0000                40.1250
                   1,200.0000               0.0000                    40.0000
                   3,100.0000               0.0000                    40.0000
                   3,100.0000               0.0000                    40.0000
                   4,500.0000               0.0000                    40.0000
                   0.0000                   2,000.0000                40.1250
                   0.0000                   2,000.0000                40.1250
                   0.0000                   3,000.0000                40.1250
                   0.0000                   3,000.0000                40.1250
                   0.0000                   3,000.0000                40.1250
                   1,200.0000               0.0000                    40.0000

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/12/96          3,100.0000               0.0000                    40.0000
                    3,100.0000               0.0000                    40.0000
                    4,500.0000               0.0000                    40.0000
                    0.0000                   2,000.0000                40.1250
                    0.0000                   2,000.0000                40.1250
                    0.0000                   3,000.0000                40.1250
                    0.0000                   3,000.0000                40.1250
                    0.0000                   3,000.0000                40.1250

  12/13/96          2,000.0000               0.0000                    40.0000
                    4,900.0000               0.0000                    40.0000
                    5,900.0000               0.0000                    40.0000
                    7,200.0000               0.0000                    40.0000
                    0.0000                   100.0000                  40.0625
                    0.0000                   5,000.0000                40.0000
                    0.0000                   5,000.0000                40.0000
                    0.0000                   9,800.0000                40.0000
                    2,000.0000               0.0000                    40.0000
                    4,900.0000               0.0000                    40.0000
                    5,900.0000               0.0000                    40.0000
                    7,200.0000               0.0000                    40.0000
                    0.0000                   100.0000                  40.0625
                    0.0000                   5,000.0000                40.0000
                    0.0000                   5,000.0000                40.0000
                    0.0000                   9,800.0000                40.0000
                    2,000.0000               0.0000                    40.0000
                    4,900.0000               0.0000                    40.0000
                    5,900.0000               0.0000                    40.0000
                    7,200.0000               0.0000                    40.0000
                    0.0000                   100.0000                  40.0625
                    0.0000                   5,000.0000                40.0000
                    0.0000                   5,000.0000                40.0000
                    0.0000                   9,800.0000                40.0000


  12/16/96          1,000.0000               0.0000                    39.3750
                    10,000.0000              0.0000                    39.2500
                    0.0000                   500.0000                  39.3750
                    0.0000                   1,000.0000                39.3750
                    0.0000                   2,000.0000                39.3750
                    0.0000                   3,000.0000                39.3750
                    1,000.0000               0.0000                    39.3750
                    10,000.0000              0.0000                    39.2500
                    0.0000                   500.0000                  39.3750
                    0.0000                   1,000.0000                39.3750
                    0.0000                   2,000.0000                39.3750
                    0.0000                   3,000.0000                39.3750
                    1,000.0000               0.0000                    39.3750
                    10,000.0000              0.0000                    39.2500
                    0.0000                   500.0000                  39.3750
                    0.0000                   1,000.0000                39.3750

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD     PRICE PER SHARE
  12/16/96          0.0000                   2,000.0000                39.3750
                    0.0000                   3,000.0000                39.3750

  12/17/96          20,000.0000              0.0000                    38.4375
                    0.0000                   800.0000                  38.5000
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5625
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,300.0000                38.5000
                    0.0000                   1,500.0000                38.5000
                    0.0000                   1,500.0000                38.5000
                    0.0000                   1,800.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,200.0000                38.6250
                    20,000.0000              0.0000                    38.4375
                    0.0000                   800.0000                  38.5000
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5625
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,300.0000                38.5000
                    0.0000                   1,500.0000                38.5000
                    0.0000                   1,500.0000                38.5000
                    0.0000                   1,800.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,200.0000                38.6250
                    20,000.0000              0.0000                    38.4375
                    0.0000                   800.0000                  38.5000
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5625
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,300.0000                38.5000
                    0.0000                   1,500.0000                38.5000

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD       PRICE PER SHARE
  12/17/96          0.0000                   1,500.0000                38.5000
                    0.0000                   1,800.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,000.0000                38.5000
                    0.0000                   2,200.0000                38.6250

  12/18/96          5,000.0000               0.0000                    39.0000
                    10,000.0000              0.0000                    38.7500
                    10,000.0000              0.0000                    39.0000
                    40,000.0000              0.0000                    39.0000
                    0.0000                   500.0000                  39.1250
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                39.0000
                    0.0000                   1,000.0000                38.8750
                    0.0000                   1,000.0000                39.0000
                    0.0000                   1,000.0000                39.1250
                    0.0000                   1,200.0000                39.1250
                    0.0000                   1,500.0000                39.1250
                    0.0000                   2,200.0000                39.1250
                    0.0000                   2,500.0000                38.7500
                    0.0000                   2,500.0000                38.7500
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   7,200.0000                39.1250
                    0.0000                   10,000.0000               39.1250
                    0.0000                   15,000.0000               39.1250
                    1,500.0000               0.0000                    39.0000
                    3,700.0000               0.0000                    39.0000
                    4,400.0000               0.0000                    39.0000
                    4,800.0000               0.0000                    39.0000
                    4,800.0000               0.0000                    39.0000
                    4,800.0000               0.0000                    39.0000
                    4,800.0000               0.0000                    39.0000
                    5,400.0000               0.0000                    39.0000
                    5,480.0000               0.0000                    39.0000
                    10,000.0000              0.0000                    39.7250
                    15,320.0000              0.0000                    39.0000
                    0.0000                   500.0000                  39.1250
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                39.0000
                    0.0000                   1,000.0000                38.8750
                    0.0000                   1,000.0000                39.0000
                    0.0000                   1,000.0000                39.1250
                    0.0000                   1,200.0000                39.1250
                    0.0000                   1,500.0000                39.1250
                    0.0000                   2,200.0000                39.1250
                    0.0000                   2,500.0000                38.7500
                    0.0000                   2,500.0000                38.7500

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/18/96          0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   7,200.0000                39.1250
                    0.0000                   10,000.0000               39.1250
                    0.0000                   15,000.0000               39.1250
                    1,500.0000               0.0000                    39.0000
                    3,700.0000               0.0000                    39.0000
                    4,400.0000               0.0000                    39.0000
                    4,800.0000               0.0000                    39.0000
                    4,800.0000               0.0000                    39.0000
                    4,800.0000               0.0000                    39.0000
                    4,800.0000               0.0000                    39.0000
                    5,400.0000               0.0000                    39.0000
                    5,480.0000               0.0000                    39.0000
                    10,000.0000              0.0000                    39.7250
                    15,320.0000              0.0000                    39.0000
                    0.0000                   500.0000                  39.1250
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                39.0000
                    0.0000                   1,000.0000                38.8750
                    0.0000                   1,000.0000                39.0000
                    0.0000                   1,000.0000                39.1250
                    0.0000                   1,200.0000                39.1250
                    0.0000                   1,500.0000                39.1250
                    0.0000                   2,200.0000                39.1250
                    0.0000                   2,500.0000                38.7500
                    0.0000                   2,500.0000                38.7500
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   7,200.0000                39.1250
                    0.0000                   10,000.0000               39.1250
                    0.0000                   15,000.0000               39.1250
                    0.0000                   5,000.0000                39.0000
                    0.0000                   10,000.0000               39.0000
                    0.0000                   40,000.0000               39.0000

  12/19/96          22,500.0000              0.0000                    39.0625
                    0.0000                   100.0000                  39.2500
                    0.0000                   100.0000                  39.2500
                    0.0000                   100.0000                  39.1250
                    0.0000                   200.0000                  39.2500
                    0.0000                   400.0000                  39.2500
                    0.0000                   900.0000                  39.1250
                    0.0000                   2,200.0000                39.1250
                    0.0000                   3,000.0000                39.1250
                    0.0000                   3,400.0000                39.1250
                    0.0000                   5,000.0000                39.1250

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/19/96          0.0000                   5,000.0000                39.1250
                    2,200.0000               0.0000                    39.0625
                    5,500.0000               0.0000                    39.0625
                    6,600.0000               0.0000                    39.0625
                    8,100.0000               0.0000                    39.0625
                    0.0000                   100.0000                  39.2500
                    0.0000                   100.0000                  39.2500
                    0.0000                   100.0000                  39.1250
                    0.0000                   200.0000                  34.2500
                    0.0000                   400.0000                  34.2500
                    0.0000                   900.0000                  39.1250
                    0.0000                   2,200.0000                34.1250
                    0.0000                   3,000.0000                39.1250
                    0.0000                   3,400.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    2,200.0000               0.0000                    39.0625
                    5,500.0000               0.0000                    39.0625
                    6,600.0000               0.0000                    39.0625
                    8,100.0000               0.0000                    39.0625
                    0.0000                   100.0000                  39.2500
                    0.0000                   100.0000                  39.2500
                    0.0000                   100.0000                  39.2500
                    0.0000                   200.0000                  38.1250
                    0.0000                   400.0000                  38.2500
                    0.0000                   900.0000                  39.1250
                    0.0000                   2,200.0000                39.1250
                    0.0000                   3,000.0000                39.1250
                    0.0000                   3,400.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,000.0000                39.1250
                    0.0000                   22,500.0000               39.0625

  12/20/96          2,500.0000               0.0000                    38.7500
                    5,000.0000               0.0000                    39.0000
                    200.0000                 0.0000                    38.7500
                    600.0000                 0.0000                    38.7500
                    700.0000                 0.0000                    38.7500
                    1,000.0000               0.0000                    38.7500
                    1,500.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    2,055.0000               0.0000                    39.1250
                    3,700.0000               0.0000                    39.1250
                    4,400.0000               0.0000                    39.1250
                    5,400.0000               0.0000                    39.1250
                    5,745.0000               0.0000                    39.1250
                    15,000.0000              0.0000                    38.7500
                    0.0000                   400.0000                  39.2500

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD       PRICE PER SHARE
  12/20/96          0.0000                   400.0000                  39.2500
                    0.0000                   400.0000                  39.2500
                    0.0000                   400.0000                  38.8750
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,600.0000                38.8750
                    0.0000                   1,600.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,400.0000                39.2500
                    0.0000                   3,000.0000                39.2500
                    0.0000                   3,000.0000                38.8750
                    0.0000                   3,000.0000                38.8750
                    0.0000                   4,000.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,400.0000                39.2500
                    2,500.0000               0.0000                    38.7500
                    5,000.0000               0.0000                    39.0000
                    200.0000                 0.0000                    38.7500
                    600.0000                 0.0000                    38.7500
                    700.0000                 0.0000                    38.7500
                    1,000.0000               0.0000                    38.7500
                    1,500.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    2,055.0000               0.0000                    39.1250
                    3,700.0000               0.0000                    39.1250
                    4,400.0000               0.0000                    39.1250
                    5,400.0000               0.0000                    39.1250
                    5,745.0000               0.0000                    39.1250
                    15,000.0000              0.0000                    38.7500
                    0.0000                   400.0000                  39.2500
                    0.0000                   400.0000                  39.2500
                    0.0000                   400.0000                  39.2500
                    0.0000                   400.0000                  38.8750
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,600.0000                38.8750
                    0.0000                   1,600.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,000.0000                38.8750

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/20/96          0.0000                   2,000.0000                38.8750
                    0.0000                   2,400.0000                39.2500
                    0.0000                   3,000.0000                39.2500
                    0.0000                   3,000.0000                38.8750
                    0.0000                   3,000.0000                38.8750
                    0.0000                   4,000.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,400.0000                39.2500
                    2,500.0000               0.0000                    38.7500
                    5,000.0000               0.0000                    39.0000
                    200.0000                 0.0000                    38.7500
                    600.0000                 0.0000                    38.7500
                    700.0000                 0.0000                    38.7500
                    1,000.0000               0.0000                    38.7500
                    1,500.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    1,800.0000               0.0000                    39.1250
                    2,055.0000               0.0000                    39.1250
                    3,700.0000               0.0000                    39.1250
                    4,400.0000               0.0000                    39.1250
                    5,400.0000               0.0000                    39.1250
                    5,745.0000               0.0000                    39.1250
                    15,000.0000              0.0000                    38.7500
                    0.0000                   400.0000                  39.2500
                    0.0000                   400.0000                  39.2500
                    0.0000                   400.0000                  39.2500
                    0.0000                   400.0000                  38.8750
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,000.0000                38.7500
                    0.0000                   1,600.0000                38.8750
                    0.0000                   1,600.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,000.0000                38.8750
                    0.0000                   2,000.0000                38.7500
                    0.0000                   2,400.0000                39.2500
                    0.0000                   3,000.0000                39.2500
                    0.0000                   3,000.0000                38.8750
                    0.0000                   3,000.0000                38.8750
                    0.0000                   4,000.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   4,600.0000                39.2500
                    0.0000                   5,000.0000                39.1250
                    0.0000                   5,400.0000                39.2500

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/23/96          200.0000                 0.0000                    38.1250
                    1,000.0000               0.0000                    38.2500
                    1,000.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.5000
                    2,500.0000               0.0000                    38.6250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    685.0000                 0.0000                    38.1250
                    1,000.0000               0.0000                    38.5625
                    1,915.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.5625
                    2,900.0000               0.0000                    38.5625
                    3,600.0000               0.0000                    38.5625
                    15,000.0000              0.0000                    38.4167
                    0.0000                   300.0000                  38.6250
                    0.0000                   500.0000                  38.2500
                    0.0000                   700.0000                  38.6250
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.2500
                    0.0000                   1,200.0000                38.2500
                    0.0000                   2,000.0000                38.6250
                    0.0000                   2,000.0000                38.6250
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,300.0000                38.6250
                    0.0000                   2,700.0000                38.6250
                    0.0000                   3,000.0000                38.2500
                    0.0000                   10,000.0000               38.6250
                    200.0000                 0.0000                    38.1250
                    1,000.0000               0.0000                    38.2500
                    1,000.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.5000
                    2,500.0000               0.0000                    36.6250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    685.0000                 0.0000                    38.1250
                    1,000.0000               0.0000                    38.5625
                    1,915.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.5625
                    2,900.0000               0.0000                    38.5625
                    3,600.0000               0.0000                    38.5625
                    15,000.0000              0.0000                    38.4167
                    0.0000                   300.0000                  38.6250

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/23/96          0.0000                   500.0000                  38.2500
                    0.0000                   700.0000                  38.6250
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.2500
                    0.0000                   1,200.0000                38.2500
                    0.0000                   2,000.0000                38.6250
                    0.0000                   2,000.0000                38.6250
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,300.0000                38.6250
                    0.0000                   2,700.0000                38.6250
                    0.0000                   3,000.0000                38.2500
                    0.0000                   10,000.0000               38.6250
                    200.0000                 0.0000                    38.1250
                    1,000.0000               0.0000                    38.2500
                    1,000.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.5000
                    2,500.0000               0.0000                    38.6250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    600.0000                 0.0000                    38.1250
                    685.0000                 0.0000                    38.1250
                    1,000.0000               0.0000                    38.5625
                    1,915.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.5625
                    2,900.0000               0.0000                    38.5625
                    3,600.0000               0.0000                    38.5625
                    15,000.0000              0.0000                    38.4167
                    0.0000                   300.0000                  38.6250
                    0.0000                   500.0000                  38.2500
                    0.0000                   700.0000                  38.6250
                    0.0000                   1,000.0000                38.6250
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.5000
                    0.0000                   1,000.0000                38.2500
                    0.0000                   1,200.0000                38.2500
                    0.0000                   2,000.0000                38.6250
                    0.0000                   2,000.0000                38.6250
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,000.0000                38.2500
                    0.0000                   2,300.0000                38.6250
                    0.0000                   2,700.0000                38.6250
                    0.0000                   3,000.0000                38.2500
                    0.0000                   10,000.0000               38.6250

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/24/96          2,000.0000               0.0000                    38.0000
                    3,000.0000               0.0000                    38.1250
                    5,000.0000               0.0000                    38.1250
                    1,000.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.1250
                    2,900.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,425.0000               0.0000                    38.1250
                    3,600.0000               0.0000                    38.1250
                    9,575.0000               0.0000                    38.1250
                    15,000.0000              0.0000                    38.1250
                    0.0000                   25,000.0000               38.2500
                    0.0000                   34,596.0000               38.2500
                    2,000.0000               0.0000                    38.0000
                    3,000.0000               0.0000                    38.1250
                    5,000.0000               0.0000                    38.1250
                    1,000.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.1250
                    2,900.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,425.0000               0.0000                    38.1250
                    3,600.0000               0.0000                    38.1250
                    9,575.0000               0.0000                    38.1250
                    15,000.0000              0.0000                    38.1250
                    0.0000                   25,000.0000               38.2500
                    0.0000                   34,596.0000               38.2500
                    2,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    5,000.0000               0.0000                    38.1250
                    1,000.0000               0.0000                    38.1250
                    2,500.0000               0.0000                    38.1250
                    2,900.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,000.0000               0.0000                    38.1250
                    3,425.0000               0.0000                    38.1250
                    3,600.0000               0.0000                    38.1250
                    9,575.0000               0.0000                    38.1250
                    15,000.0000              0.0000                    38.1250
                    0.0000                   25,000.0000               38.2500
                    0.0000                   34,596.0000               38.2500

  12/26/96          1,000.0000               0.0000                    37.8750
                    1,000.0000               0.0000                    37.8750

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/26/96          1,000.0000               0.0000                    37.8750

  12/27/96          10,000.0000              0.0000                    37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,500.0000                37.6250
                    10,000.0000              0.0000                    37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,500.0000                37.6250
                    10,000.0000              0.0000                    37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.6250
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,000.0000                37.7500
                    0.0000                   1,500.0000                37.6250

  12/31/96          14.0000                  0.0000                    36.7500
                    608.0000                 0.0000                    36.5000
                    1,000.0000               0.0000                    36.7500
                    1,000.0000               0.0000                    36.2500
                    0.0000                   100.0000                  36.5625
                    0.0000                   500.0000                  36.2500
                    0.0000                   700.0000                  36.0000
                    0.0000                   1,000.0000                36.0000
                    0.0000                   1,000.0000                36.5000
                    0.0000                   1,000.0000                36.2500
                    0.0000                   1,000.0000                36.7500
                    0.0000                   200.0000                  36.8750
                    14.0000                  0.0000                    36.7500
                    608.0000                 0.0000                    36.5000
                    1,000.0000               0.0000                    36.7500
                    1,000.0000               0.0000                    36.2500
                    0.0000                   100.0000                  36.5625
                    0.0000                   500.0000                  36.2500
                    0.0000                   700.0000                  36.0000
                    0.0000                   1,000.0000                36.0000
                    0.0000                   1,000.0000                36.5000
                    0.0000                   1,000.0000                36.2500
                    0.0000                   1,000.0000                36.7500
                    0.0000                   200.0000                  36.8750

 TRANS. DATE        # SHARES BOUGHT          # SHARES SOLD      PRICE PER SHARE
  12/31/96          14.0000                  0.0000                    36.7500
                    608.0000                 0.0000                    36.5000
                    1,000.0000               0.0000                    36.7500
                    1,000.0000               0.0000                    36.2500
                    0.0000                   100.0000                  36.5625
                    0.0000                   500.0000                  36.2500
                    0.0000                   700.0000                  36.0000
                    0.0000                   1,000.0000                36.0000
                    0.0000                   1,000.0000                36.5000
                    0.0000                   1,000.0000                36.2500
                    0.0000                   1,000.0000                36.7500
                    0.0000                   200.0000                  36.8750